EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,
a Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

July 19, 2005

Endologix, Inc.
13900 Alton Parkway, Suite 122
Irvine, CA 92618

      Re: Endologix, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,150,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issued pursuant to the Stock Purchase Agreements, dated July 5, 2005, between the Company and the purchasers named therein. The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

     We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 4,150,000 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth